Exhibit 99.3

SurModics, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 20, 2015, SurModics, Inc. (the “Company”, “SurModics”) acquired 100% of the outstanding common shares and voting shares of Creagh Medical Limited (“Creagh Medical”) (the “Acquisition”). The Company acquired Creagh Medical for up to €30 million (approximate as of the acquisition date $32.1 million), including an upfront payment of €18 million (approximate as of the acquisition date $19.3 million), and up to €12 million (approximate as of the acquisition date $12.8 million). The following unaudited pro forma condensed combined financial information is based on the historical financial statements of SurModics, included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, and the historical financial statements of Creagh Medical, included elsewhere in this document, and has been adjusted to give effect to the Acquisition, which was accounted for under the acquisition method of accounting in accordance with the Business Combinations Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet has been adjusted to give effect to the Acquisition as if it had occurred on September 30, 2015. The unaudited pro forma condensed combined statement of income for the year ended September 30, 2015 has been adjusted to give effect to the Acquisition as if it had occurred on October 1, 2014. The assumptions, estimates and adjustments herein have been made solely for purposes of developing this pro forma condensed combined financial information. The Creagh Medical balance sheet and statement of income have been adjusted to conform to accounting principles generally accepted in the United States and converted to United States dollars.

The unaudited pro forma condensed combined financial information is presented for illustrative and informative purposes only and is not intended to represent what our results of operations or financial position would have been had the Acquisition actually occurred on the dates indicated. The pro forma results presented below are not necessarily indicative of what our combined financial position, results of operations and cash flows may be in the future.

The Acquisition was accounted for under the acquisition method of accounting. Accordingly, the purchase price has been allocated to the underlying tangible and intangible assets acquired and liabilities assumed generally based on their respective estimated fair market values, with any excess purchase price allocated to goodwill after considering the estimated deferred tax impacts. The pro forma purchase price allocation is based on preliminary estimates of the fair values of tangible and intangible assets acquired and liabilities assumed, and the unaudited pro forma condensed combined financial information is based upon available information and certain assumptions that management believes are factually supportable as of the date of this document. The actual adjustments to the combined financial information will depend on a number of factors, including additional information available, working capital adjustments, and completion of the asset and liability valuations. Any such adjustments to the preliminary estimate of fair value could be material.

The historical audited financial statements described below have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the condensed combined statement of income, expected to have a continuing impact. The unaudited pro forma combined statement of income does not reflect any non-recurring charges directly related to the Acquisition that have already been incurred. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma condensed combined financial information and include transaction-related costs of $2.1 million such as financial advisory, legal and regulatory filing fees. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not include the realization of any future cost savings or restructuring or integration changes that are expected to result from the Acquisition.

The unaudited pro forma condensed combined financial information, including the notes hereto, should be read in conjunction with the historical audited consolidated financial statements and related notes and “Management’s Discussions and Analysis of Financial Condition and Results of Operations” contained in SurModics’ Annual Report on Form 10-K for the year ended September 30, 2015, as well as Creagh Medical’s historical audited financial statements and related notes for the years ended December 31, 2014 and 2013 and the unaudited financial statements and related notes for the nine months ended September 30, 2015 and 2014 that are included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A. SurModics’ fiscal year ends on September 30 and Creagh Medical’s fiscal year ends on December 31. The historical financial information of Creagh Medical is prepared in accordance with Financial Reporting Standard 102 “The Financial Reporting Standard Applicable in the UK and Republic of Ireland” (“FRS 102”) and reconciled to US GAAP. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of SurModics that would have been reported had the acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

SurModics, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

(In thousands of United States Dollars)

	Historical SurModics	Historical Creagh Medical	Pro Forma Adjustments		Pro Forma Condensed Combined Total
			(Note 3)

ASSETS
Current Assets
Cash and cash equivalents	$55,588	$230	$(19,427	) a	$36,391
Restricted cash	—	—	812	b	812
Accounts receivable, net	7,478	572	—		8,050
Inventories	2,979	162	45	c	3,186
Deferred tax asset	546	—	—		546
Prepaids and other	1,198	42	209	d	1,449

Total current assets	67,789	1,006	(18,361)		50,434

Property and equipment, net	12,968	381	276	e	13,625
Deferred tax asset	6,704	—	—		6,704
Goodwill	8,010	—	14,741	f	22,751
Intangible assets, net	2,760	—	14,593	g	17,353
Other assets, net	479	—	—		479

Total Assets	$98,710	$1,387	$11,249		$111,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$781	$258	$—		$1,039
Accrued compensation	2,772	165	—		2,937
Accrued other	1,099	435	2,146	h	3,680
Deferred tax liability	—	—	10	i	10
Deferred revenue	48	378	—		426
Other current liabilities	—	631	(631	) j	—

Total current liabilities	4,700	1,867	1,525		8,092
Deferred revenue, less current portion	217	71	—		288
Other long-term liabilities	1,920	—	9,501	k	11,421
Long-term obligations	—	419	(419	) l	—

Total Liabilities	6,837	2,357	10,607		19,801

Commitments and contingencies
Convertible mandatorily redeemable preferred stock	—	1,971	(362	) m	1,609

Stockholders’ Equity:
Common stock	647	—	—		647
Additional paid-in capital	3,060	—	—		3,060
Accumulated other comprehensive income	5	—	—		5
Retained earnings (accumulated deficit)	88,161	(2,941)	1,004	n	86,224

Total Stockholders’ Equity	91,873	(2,941)	1,004		89,936

Total Liabilities, Convertible Mandatorily Redeemable Preferred Stock and Stockholders’ Equity	$98,710	$1,387	$11,249		$111,346

See notes to the unaudited pro forma condensed financial information.

SurModics, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended September 30, 2015

(In thousands of United States Dollars, Except Per Share Data)

	Historical SurModics	Historical Creagh Medical	Pro Forma Adjustments		Pro Forma Condensed Combined Total
			(Note 3)

Revenue
Royalties and license fees	$31,763	$—	$—		$31,763
Product sales	24,925	1,812	—		26,737
Research and development	5,210	648	—		5,858

Total revenue	61,898	2,460	—		64,358

Operating costs and expenses
Product	8,619	1,087	20	o	9,726
Research and development	16,165	1,022	9	o	17,196
Selling, general and administrative	14,906	1,149	—		16,055
Claim settlement	2,500	—	—		2,500
Amortization expense	619	—	1,866	p	2,485
Contingent consideration accretion expense	—	—	908	q	908

Total operating costs and expenses	42,809	3,258	2,803		48,870

Income (loss) from operations	19,089	(798)	(2,803)		15,488

Other income (loss)
Investment income (loss), net	156	(50)	—		106
Impairment loss on investment	(1,500)	—	—		(1,500)
Other gain	496	19	—		515

Other loss, net	(848)	(31)	—		(879)

Income (loss) before income taxes	18,241	(829)	(2,803)		14,609
Income tax provision	(6,294)	—	—	r	(6,294)

Net income (loss)	$11,947	$(829)	$(2,803)		$8,315

Basic income per share:	$0.92				$0.64

Diluted income per share:	$0.90				$0.63

Weighted average shares outstanding:
Basic	13,029				13,029

Diluted	13,289				13,289

See notes to the unaudited pro forma condensed financial information.

SurModics, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(In thousands of United States Dollars, unless otherwise noted)

Note 1. Basis of Pro Forma Presentation

On November 20, 2015, the Company entered into (i) a Share Purchase Agreement (the “Purchase Agreement”) with the shareholders of Creagh Medical named therein, (ii) a Put and Call Option Agreement with the shareholders of Creagh Medical named therein (the “Put and Call Agreement”) and (iii) certain amendments to existing put and call option agreements with certain shareholders of Creagh Medical, as described in the Purchase Agreement (together with the Purchase Agreement and the Put and Call Agreement, the “Transaction Documents”) pursuant to which the Company agreed to purchase all of the shares of Creagh Medical for up to €30 million (approximately $32 million), including an upfront payment of €18 million, and up to €12 million based on achievement of revenue and value-creating operational milestones, subject to certain adjustments, including a customary working capital adjustment, as provided in the Transaction Documents (the “Acquisition”). Creagh Medical, based in Ballinasloe, Ireland, is a developer and manufacturer of percutaneous transluminal angioplasty (“PTA”) balloon catheters.

The Company used available cash on hand to pay the initial payment of €18 million (approximately $19 million).

The unaudited pro forma condensed combined financial information has been prepared to give effect to the Acquisition, which will be accounted for under the acquisition method of accounting in accordance with the Business Combinations Topic of the FASB ASC. Under the Business Combinations Topic (“ASC Topic 805”), the total purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma condensed combined financial information included herein has been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for the purposes of inclusion in SurModics’ amended Current Report on Form 8-K/A prepared in connection with the acquisition of Creagh Medical. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations. The significant accounting policies used in preparing the unaudited pro forma condensed combined financial information are set out in the Company’s consolidated financial statements for the year ended September 30, 2015.

The pro forma adjustments and allocations of the preliminary purchase price are based in part on estimates of the fair value of assets acquired and liabilities assumed. A preliminary determination of the related purchase price allocation has been presented herein; however, additional analysis with respect to the value of certain assets, contractual arrangements, tax attributes, and liabilities could materially affect the allocation of the purchase price to the assets and liabilities presented in the unaudited pro forma condensed combined financial information.

SurModics’ fiscal year ends on September 30 and Creagh Medical’s fiscal year ends on December 31. The information concerning SurModics has been derived from the audited consolidated financial statements of SurModics as of and for the year ended September 30, 2015 prepared in accordance with US GAAP contained in SurModics’ Annual Report on Form 10-K for the year ended September 30, 2015. The information concerning Creagh Medical as of and for the year ended September 30, 2015 has been derived from the unaudited balance sheet of Creagh Medical as of September 30, 2015, the unaudited statement of income of Creagh Medical for the nine months ended September 30, 2015, both included in Exhibit 99.2 to this Current Report on Form 8-K/A, and the unaudited statement of income of Creagh Medical for the three months ended December 31, 2014, which is not included herein, all prepared in accordance with Financial Reporting Standard 102 “The Financial Reporting Standard Applicable in the UK and Republic of Ireland” (“FRS 102”) and reconciled to US GAAP. The unaudited statement of income of Creagh Medical for the three months ended December 31, 2014 was derived from the accounting records and audited financial statements of Creagh Medical for the year ended December 31, 2014 included in Exhibit 99.1 to this Current Report on Form 8-K/A. Note 4 to this pro forma financial information provides additional information with respect to the nature of the US GAAP adjustments needed to reconcile Creagh Medical’s financial statements prepared in accordance with FRS 102 to those prepared in accordance with US GAAP.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to be indicative of the Company’s financial position or results of operations that would actually have been obtained had the Acquisition been completed as of the date or for the periods presented, or of the financial position or results of operations that may be obtained in the future.

SurModics, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(In thousands of United States Dollars, unless otherwise noted)

Note 2. Estimated Consideration Transferred and Preliminary Purchase Price Allocation

The following provides a summary of the estimated consideration transferred to effect the Acquisition:

Fair Value

Fair value of cash transferred	$19,427
Fair value of obligations assumed, net of restricted cash in escrow	797
Fair value of deferred contingent cash consideration (1)	9,501

Total consideration at closing	$29,725

(1)	Deferred contingent cash consideration has been presented at fair value based on the estimated amounts that will be paid after September 30, 2018, the end of the contingency period. To the extent the assumptions used in determining the fair value were to change, the fair value of the deferred contingent cash consideration could change significantly. The deferred contingent cash consideration will be remeasured to fair value at each reporting date until the contingency is resolved and changes in fair value will be recognized in earnings.

For purposes of the pro forma condensed combined financial information, the following is a summary of the preliminary allocation of the total estimated purchase price to Creagh Medical’s net tangible and intangible assets acquired and liabilities assumed as reflected in the unaudited pro forma consolidated balance sheet as of September 30, 2015. The preliminary purchase price allocation is as follows:

Cash and cash equivalents	$230
Net working capital deficit acquired, excluding cash and cash equivalents	(425)
Other	(71)
Property and equipment	657
Intangible assets	14,593
Goodwill	14,741

Total preliminary purchase price (2)	$29,725

(2)	The purchase price allocation is considered preliminary, subject to revision, mainly with respect to certain working capital accounts, taxes and goodwill, as final information is not yet available.

The Company determined the fair value of the intangible assets with the support of a third-party valuation firm. The income approach, which includes the application of the relief from royalty method or the discounted cash flow method, is the primary technique utilized in valuing the identifiable intangible assets. Identified acquired technology in the process of research and development (“IPR&D”) represents an indefinite-lived intangible asset. The Company expects to amortize the value of customer relationships and acquired technology on a straight-line basis as follows:

Economic Life

Trade name	Indefinite
Semi - compliant balloon technology	7 years
IPR&D – compliant balloon technology	Indefinite
IPR&D – braided balloon technology	Indefinite
Customer relationships – original equipment manufacturers	7 years
Customer relationships – distributors	10 years

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the tangible and intangible assets acquired and liabilities assumed. The goodwill is not expected to be deductible for tax purposes. Additional analysis with respect to the value of certain assets, contractual arrangements, tax attributes, and liabilities could materially affect the allocation of the consideration to the assets and liabilities presented in the unaudited pro forma condensed combined financial information.

Note 3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements reflect adjustments attributed to the Acquisition to adjust amounts related to Creagh Medical’s tangible and intangible assets acquired and liabilities assumed to an

SurModics, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(In thousands of United States Dollars, unless otherwise noted)

estimate of the fair values of those amounts, and to reflect amortization and depreciation expense related to the estimated amortizable intangible assets and adjustment to the fair value of property and equipment acquired, respectively.

As of the date of this report, SurModics has not identified any material pre-acquisition contingencies where the related asset or liability is probable and the amount of the asset or liability can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available that would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The unaudited pro forma condensed combined financial information includes pro forma adjustments to:

a.	reflect the use of $19.4 million of available cash on hand to pay a portion of the purchase price ($18.5 million on the November 20, 2015 acquisition date, based on the actual exchange rate of €1 = $1.070153 on the acquisition date), which is net of the $0.8 million that remains in escrow;

b.	reflect the initial payment of $0.8 million for the convertible mandatorily redeemable preferred stock that remains in escrow;

c.	record increase of $0.05 million to the carrying values of inventory acquired to reflect its fair values;

d.	reflect a $0.2 million increase in income taxes receivable for deductible transaction costs, based on SurModics’ US tax rate of 34%, as such costs were incurred by SurModics;

e.	reflect a $0.3 million adjustment to the fair value of property and equipment acquired;

f.	reflect goodwill of $14.7 million based on net assets acquired as if the Acquisition occurred on September 30, 2015;

g.	reflect the fair value of identified intangible assets of $14.6 million resulting from the Acquisition;

h.	reflect $2.1 million in non-recurring transaction costs directly attributable to the Acquisition and not recorded in the historical September 30, 2015 condensed combined financial statements;

i.	reflect the increase in deferred tax assets of $2.4 million arising from €17 million ($19 million) of Creagh Medical net operating loss carry forwards partially offset by deferred tax liabilities of $1.9 million from the tax impacts of the identifiable intangible assets and adjustments to inventory and property and equipment resulting from the Acquisition as well as an increase in the valuation allowance of $0.5 million, all tax effects based on the Irish statutory rate of 12.5%;

j.	eliminate the $0.6 million of existing Creagh Medical debt that was repaid upon the close of the transaction;

k.	reflect $9.5 million of deferred contingent consideration associated with the revenue and value-creating operational milestones, presented at fair value based on the amounts estimated to be paid after September 30, 2018, the end of the contingency period;

l.	eliminate the $0.4 million of existing Creagh Medical long-term obligations that were not assumed in the Acquisition;

m.	reflect a $0.1 million increase in fair value to the mandatory redemption amount, decreased by net initial payment of $0.5 million;

n.	eliminate the Creagh Medical accumulated deficit of $2.9 million;

o.	record depreciation of $0.03 million related to the fair value adjustment of the property and equipment acquired for the year ended September 30, 2015;

p.	record amortization expense of $1.9 million for intangible assets acquired as a result of the Acquisition for the year ended September 30, 2015. Due to the Acquisition, $0.6 million of amortization expense related to the BioFx acquisition in fiscal 2007 was reclassified from selling, general and administration expense on SurModics’ historical September 30, 2015 condensed combined financial statements to provide a comparison to the current presentation;

q.	record contingent consideration accretion expense of $0.9 million; and

r.	reflect that there are no tax effects of the above adjustments at the Irish statutory rate of 12.5% after reapportionment of income and expenses based on the post-acquisition structure and recording a full valuation allowance.

SurModics, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(In thousands of United States Dollars, unless otherwise noted)

Note 4. US GAAP Adjustments to Creagh Medical’s Historical Financial Statements

Included in Schedules 1 and 2 below are the US GAAP adjustments to Creagh Medical’s historical financial statements at September 30, 2015 and for the year ended September 30, 2015, respectively.

a)	Classification of Series B and D shares

Under FRS 102, Creagh Medical has classified Series B and D shares as liabilities. Under US GAAP, these instruments are classified within mezzanine equity. Accretion of these instruments from their par value to the mandatory redemption value was accounted for as interest expense under FRS 102. Under US GAAP, accretion of these instruments has been reflected within shareholders’ equity. Accretion for the year ended September 30, 2015 was €98,000, of which €70,000 was recorded as a reduction to additional paid in capital and the remainder as a reduction to the increase in retained earnings (accumulated deficit).

Note 5. Translation of Creagh Medical’s Historical Financial Statements to US Dollars

The unaudited pro forma condensed combined financial information is presented in US dollars unless otherwise stated, and accordingly, the financial information of Creagh Medical used to prepare the unaudited pro forma condensed combined financial information was translated from Euros to US dollars (Schedules 1 and 2) using the following exchange rates, which correspond with the exchange rates for the periods being presented:

Balance sheet as of September 30, 2015	€1 = $1.1217

Statement of income for the year ended September 30, 2015:
Average for the period	€1 = $1.1490

SurModics, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(In thousands of United States Dollars, Unless Otherwise Noted)

Schedule 1

Creagh Medical Ltd.

Balance Sheet

As of September 30, 2015

	FRS 102 (1)	US GAAP Adjustments	Note 4	As Converted to US GAAP
	EUR	EUR (Note 4)		EUR (Note 4)	USD (Note 5)

ASSETS
Current Assets
Cash and cash equivalents	€205	€—		€205	$230
Restricted cash	—	—		—	—
Accounts receivable, net	510	—		510	572
Inventories	145	—		145	162
Prepaids and other	37	—		37	42

Total current assets	897	—		897	1,006

Property and equipment, net	340	—		340	381

Total Assets	€1,237	€—		€1,237	$1,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	€230	€—		€230	$258
Accrued compensation	147	—		147	165
Accrued other	387	—		387	435
Deferred tax liability	—	—		—	—
Deferred revenue	338	—		338	378
Other current liabilities	563	—		563	631

Total current liabilities	1,665	—		1,665	1,867
Long-term obligations	2,131	(1,757)	a)	374	419

Total Liabilities	3,859	(1,757)		2,102	2,357

Commitments and contingencies
Convertible mandatorily redeemable preferred stock	—	1,757	a)	1,757	1,971

Stockholders’ Equity:
Common stock	—	—		—	—
Additional paid-in capital	70	(70)	a)	—	—
Accumulated other comprehensive income	—	—		—	—
Retained earnings (accumulated deficit)	(2,692)	70	a)	(2,622)	(2,941)

Total Stockholders’ Equity	(2,622)	—		(2,622)	(2,941)

Total Liabilities, Convertible Mandatorily Redeemable Preferred Stock and Stockholders’ Equity	€1,237	€—		€1,237	$1,387

(1)	Amounts derived from Creagh’s accounting records under FRS 102 and have been reclassified to be consistent with the manner in which items are classified in SurModics’ condensed consolidated balance sheet.

SurModics, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(In thousands of United States Dollars, Unless Otherwise Noted)

Schedule 2

Creagh Medical Ltd.

Statement of Income

For the year ended September 30, 2015

	FRS 102 (1)	US GAAP Adjustments	Note 4	As Converted to US GAAP
	EUR	EUR (Note 4)		EUR	USD
Revenue
Royalties and license fees	€—	€—		€—	$—
Product sales	1,577	—		1,577	1,812
Research and development	564	—		564	648

Total revenue	2,141	—		2,141	2,460

Operating costs and expenses
Product	946	—		946	1,087
Research and development	889	—		889	1,022
Selling, general and administrative	1,000	—		1,000	1,149
Amortization expense	—	—		—	—
Contingent consideration accretion expense	—	—		—	—

Total operating costs and expenses	2,835	—		2,835	3,258

Loss from operations	(694)	—		(694)	(798)

Other loss, net	(125)	98	a)	(27)	(31)

Loss before income taxes	(819)	98		(721)	(829)
Income tax provision	—	—		—	—

Net income (loss)	€(819)	€98		€(721)	$(829)
Accretion of mandatorily redeemable convertible preferred stock	—	—		—	—

Net income (loss) available to common stockholders	€(819)	€98		€(721)	$(829)

(1)	Amounts derived from Creagh’s accounting records under FRS 102 and have been reclassified to be consistent with the manner in which items are classified in SurModics’ condensed consolidated statement of income.